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                                                                      EXHIBIT 14








                             ENPRO INDUSTRIES, INC.


                            CODE OF BUSINESS CONDUCT







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To All EnPro Directors, Officers and Employees:

EnPro Industries, Inc. is committed to the highest standards in all aspects of its business. To confirm that commitment, attached is the new EnPro Code of Business Conduct. The Code, which emphasizes integrity, ethics, and fairness, elaborates on many of the legal and ethical principles to which we must all adhere.

We expect every director, officer and employee to comply in every respect with all applicable laws and regulations and to conduct the Company's business in a way that protects and promotes our valuable reputation. We will continue to compete vigorously in the marketplace, but we will not deviate from these fundamental principles in doing so.

All EnPro directors, officers and employees, not only in the United States, but throughout the world, are responsible for complying with this Code. Senior managers will be responsible for ensuring that all employees receive a copy of the Code and will be asked annually to certify compliance with it.

Obviously, the Code cannot address every conceivable situation we face. It can only set out general legal and ethical principles, and employees and directors must use good judgment in applying them. If any employee, director or officer needs further guidance regarding compliance with applicable laws and this Code, he or she should contact an attorney in the Legal Department or the EnPro Corporate Compliance Committee.







Ernie Schaub
President and Chief Executive Officer





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CODE OF BUSINESS CONDUCT



All directors, officers and employees of EnPro Industries, Inc. and its subsidiaries, in the United States and worldwide (collectively the "Company"), are required to conduct business activities and operations in an ethical manner and in compliance with applicable laws, rules, regulations, Company policies, and the standards set forth in this Code.

It is the responsibility of each supervisor to ensure that the employees under his or her supervision understand the laws and policies (including this Code) that apply to such employees, to apply such policies fairly and consistently, and to respond appropriately to any inquiries or reports of suspected violations. It is the responsibility of all employees to comply with this Code and all related policies.

It is the policy of the Company to prevent the occurrence of unethical or unlawful behavior and to halt any such behavior that may occur as soon as reasonably possible after its discovery. Violations of this Code may result in serious consequences for the violator, including termination of employment.







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I.       COMPLIANCE WITH LAWS



The activities of the Company and each employee are expected to be in full compliance with the letter and spirit of all applicable laws, rules and regulations. It would be impossible to summarize here all the laws, rules and regulations with which the Company and its employees must comply; this Code refers to only a few of them.

Any employee with questions about his or her obligations under applicable laws in the United States or any other country in which the Company conducts business should seek advice from his or her supervisor, an attorney in the Legal Department or the Corporate Compliance Committee (see Section XV of this Code).









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II.      CONFLICTS OF INTEREST



Employees of the Company have a primary business responsibility to the Company and must avoid any activity that may interfere, or have the appearance of interfering, with the performance of this responsibility. Business decisions must be based solely on the best interests of the Company, without regard to personal, family or other extraneous considerations.

Conflicts of interest can arise when an employee's position or responsibilities with the Company present an opportunity for gain apart from the normal rewards of employment. They can also arise when an employee's personal or family interests are, or may be viewed as being, inconsistent with those of the Company and therefore as creating conflicting loyalties. Such conflicting loyalties can cause an employee to give preference to personal interests, either internal or external, in situations where Company responsibilities come first.

No employee may personally benefit from his or her employment with the Company except through compensation received directly from the Company. This prohibition does not apply to discounts offered by merchants that are generally available to all employees of the Company.

The following examples illustrate what the Company expects from its employees. The list is not comprehensive, but is intended to suggest how this Code would apply in a given situation. It is important that the spirit of this Code be understood and observed in every instance.

         - No employee shall solicit or accept, either directly or indirectly, a payment, reward, fee, substantial gift or gratuity, or excessive entertainment, including meals, lodging or travel, from any present, past or prospective customer, competitor or supplier. It is impossible to set absolute standards for gifts that are "appropriate" rather than "inappropriate." If gifts are of nominal value, however, and given without obvious intent to gain inappropriate influence or advantage, no cause for embarrassment or adverse publicity should result. Gifts of a personal nature with a slight value, or entertainment that is clearly in the interest of the Company by virtue of the business contacts established, should be regarded as acceptable. Cash or its equivalent may never be accepted, in any amount or manner whatsoever.

         - Ownership interests in competitors or concerns with which the Company does business (excluding, for a publicly traded company, investments not exceeding 5% of the value of the company's outstanding equity


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                  securities) must be approved in writing by the Corporate
                  Compliance Committee prior to acquisition of such ownership interest.

         - The Company encourages individual participation in civic activities, provided such activities do not conflict with the Company's interests.

         - No employee may buy or sell assets from the Company either corporately or in a fiduciary capacity unless the purchase or sale is disclosed to and approved by management of the Company with no interest in the assets.

The appearance of a conflict of interest can be as damaging to the Company as an actual conflict. Employees should conduct themselves at all times so as to avoid apparent conflicts. Any employee who believes he or she may have a conflict of interest should disclose it immediately to, and seek guidance from, a member of the Corporate Compliance Committee who is not involved in the potential conflict or an attorney in the Legal Department. The Corporate Compliance Committee and the Company's attorneys have sufficient authority to adequately deal with conflict of interest transactions, including the authority to disclose such transactions (or potential transactions) to the Company's Chief Executive Officer and, if necessary, to the Audit Committee of the Board of Directors.







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III.     CORPORATE OPPORTUNITIES



No employee of the Company may take personal advantage or obtain personal gain from an opportunity learned of or discovered during the course and scope of his or her employment when that opportunity or discovery could be of benefit or interest to the Company. Likewise, no employees may use Company property, information or position for personal gain.


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IV.      OUTSIDE EMPLOYMENT



The Company expects each employee to be fully attentive to the interests of the Company at all times. Accordingly, no employee may engage in any activity, including outside employment, that places his or her interest, or the interest of other persons or groups, ahead of the best interests of the Company. Outside employment or other interests that could detract from an employee's work performance must be approved in advance by the employee's supervisor. Under no circumstances may an employee compete against the Company.







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V.       COMPANY RECORDS



Company records must always be prepared accurately and maintained properly, in accordance with the Company's records management policies and all applicable laws and regulations.

No false, artificial or deceptive entries may be made in the Company's records for any reason. The simple rule of thumb is that the Company's books must accurately reflect the transactions they record. In addition, it is important to remember that Company records belong to the Company. Therefore, Company records should not be removed from Company property except for a legitimate business reason, and any documents so removed should be returned to Company property as soon as practicable.

Accounting procedures and controls are prescribed by Company policies. Within these policies, the senior officers of the operating companies have the primary responsibility for establishing and monitoring adequate systems of internal accounting and controls, and all employees must adhere to these controls. The Company's auditors monitor and document compliance with these internal controls. Employees shall cooperate completely and forthrightly with the Company's internal and independent auditors.

No employee may engage in, allow or conceal any financial or bookkeeping irregularity.





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VI.      COMPANY FUNDS AND PROPERTY



Company employees must protect the Company's assets and ensure their efficient use for legitimate business purposes. Each employee is personally accountable for Company funds and property over which he or she has control. Purchases of products and services from suppliers must be made solely on the basis of quality, price, service and other relevant considerations. No Company funds or other property shall be used for any unlawful purpose, such as to secure special privileges or benefits through the payment of bribes or other illegal payments.

No employee may engage in any act that involves theft, fraud, embezzlement, misappropriation or wrongful conversion of any property, including Company property, regardless of whether or not such act could result in a criminal proceeding. This prohibition includes unauthorized use of the Company's communications equipment, computers and related facilities or other Company assets, including proprietary information and trade secrets.

While on Company business, employees must also adhere to the Company travel policy, including all policies and procedures relating to expense reporting and reimbursement.

Gifts, favors and entertainment may be given to others at Company expense only if they are consistent with law and accepted business practices and if they are of sufficiently limited value and in a form that could not reasonably be construed as a bribe or payoff. Gifts in the form of cash or its equivalent are prohibited. Likewise, secret commissions or other compensation to employees of customers or their family members or associates are prohibited.

Company employees working outside the United States must comply with all applicable tax and currency control laws of the principal country in which they work. No such employee residing abroad shall be paid any commission or any other part of his or her compensation elsewhere than in his or her country of residence if the Company has knowledge that such payment would violate any local income tax or exchange control laws. The same goes for any payments to third parties for goods and services; no such payments should be made to a third party in a country other than that in which the party resides, maintains a place of business or has rendered the services for which payment is made if the Company has knowledge that such a payment method would violate any local income tax or exchange laws.





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VII.     SAFETY AND HEALTH



Workplace safety and health are paramount concerns and are conditions of employment at the Company worldwide. Employees must adhere to applicable health and safety laws and regulations and all related Company policies designed to ensure safe working conditions, including the Company's substance abuse policy.

Employees are responsible for working safely and are expected to participate actively in training and in identifying and alerting management to potential hazards and unsafe practices.

The senior management of each operating business is responsible for adopting appropriate policies and procedures to assure workplace safety in accordance with all applicable national and local laws, and for ensuring compliance with company-wide policies regarding health and safety.





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VIII.    EQUAL OPPORTUNITY AND HARASSMENT-FREE EMPLOYMENT



The Company is an equal opportunity employer. The Company's policy is to select and place employees on the basis of qualification for work to be performed, as required by applicable laws, without discrimination in terms of race, religion, national origin, color, sex, age, status as a qualified individual with a disability or other status protected by law. The Company insists that all employees refrain from any act that is designed to cause or does cause unlawful employment discrimination with respect to any term or condition of employment.

The Company is also committed to the goal of providing a safe, secure, productive and healthy work environment free from harassment of any kind. The Company insists that all employees refrain from any act that is designed to cause or does cause harassment or intimidation, including sexual harassment. The Company will not tolerate any form of harassment or intimidation by any employee.





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IX.      ENVIRONMENTAL PROTECTION



The Company is committed to full compliance with national, state and local environmental laws and regulations at all operating facilities in the United States and worldwide. The Company's environmental obligations include, but are not limited to, obtaining and maintaining all environmental permits and approvals required for the conduct of the Company's operations, the proper handling, storage and disposal of regulated materials and timely and accurate submission of required reports to the proper government agencies.

Employees are expected to understand and act in accordance with their obligations under environmental laws, including any new or modified obligations as they are established. Employees must report suspected violations of those laws to their supervisors. It shall be the obligation of all supervisors to investigate any reported violation and to ensure that timely and effective remedial action is taken where appropriate.

The Company will ensure compliance with this Code through vigilant self-monitoring and the continual training, education, encouragement and, where necessary, discipline of employees at all levels. The Company will not tolerate the falsification of data or the reporting of false information regarding environmental compliance within the Company or to government agencies.

The Company is also committed to full compliance with all laws and regulations governing its products, including all applicable national and local laws governing product safety and related issues. The Company has adopted company-wide policies regarding environmental compliance.




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X.       COMPETITION AND CONTACTS WITH COMPETITORS



The concept of free and open competition underlies the antitrust laws in the United States and other countries where the Company conducts business. Compliance with such laws is mandatory. In the United States, the Sherman Act and its state law counterparts prohibit businesses from entering into agreements, express or implied, that unreasonably restrain trade.

Employees may not enter into discussions or agreements with competitors or suppliers that would in any way violate or be construed as a violation of such laws. For instance, there shall be no discussions with competitors regarding the pricing of products, terms and conditions of sale, credit terms, costs, product specifications, customer activities or similar items. Certain agreements are considered so inherently anticompetitive as to be criminal in nature (e.g., price fixing, bid rigging, customer or territorial allocation, group boycotts) and can result in the imposition of substantial monetary penalties and jail sentences.

Employees are encouraged to contact an attorney in the Legal Department if they have any doubt about the legality of a proposed course of action. In addition, the Company will make anti-trust training materials and educational opportunities available to those employees who may face anti-trust issues from time to time.

If employees become aware of possible violations of any antitrust laws, they should report the suspected violations to an attorney in the Legal Department immediately.




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XI.      FAIR DEALING



Each employee of the Company is expected to deal fairly with the Company's customers, suppliers, competitors and other employees. It is a violation of Company policy to take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other unfair or deceptive practice.




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XII.     SECURITIES AND INSIDER TRADING



The Company is committed to complying with all federal and state securities laws and regulations. These laws, along with the rules of the New York Stock Exchange, impose certain obligations on publicly-held corporations and the persons associated with them. It is important that employees in no way compromise the position of the Company with the disclosure ("leaking" or "tipping") of non-public information to outsiders or to other employees who do not require the information in the performance of their duties. No employee with knowledge of non-public ("inside") information should use the information for his or her own benefit. This means that no employee may trade in Company securities when he or she has knowledge of material inside information except for regular purchases under the Company's employee benefit plans.

"Material" information is any information that an investor might consider important in deciding whether to buy, sell or hold securities. Examples of some types of material information are financial results, financial forecasts, possible mergers, acquisitions, joint ventures, other purchases or sales of or investments in companies, obtaining or losing important contracts, important product developments, major litigation developments and major changes in business direction.

Information is considered to be "non-public" unless it has been adequately disclosed to the public. Examples of effective disclosure include public filings with securities regulatory authorities and issuance of press releases. The information must not only be disclosed; there must also be adequate time for the market as a whole to digest the information.

The Company's officers, directors and certain other personnel specified in the Company's policy entitled "Securities Trades by Company Personnel" are obligated to have all transactions in Company securities pre-cleared by the Company's General Counsel or a designated attorney in the Legal Department. Trades will be discouraged late in a quarter and not permitted after the end of a quarter until the third business day after earnings are released (a "black-out period"). Following a black-out period, the Company has a suggested "window period" for trading which begins on the third business day after an earnings release and ends fifteen business days later. During a window period, the presumption will be that trading is permissible absent any material, non-public information or other special circumstances. Employees are encouraged to contact an attorney in the Legal Department with questions concerning specific transactions and to review the Company's insider trading policy in its entirety.




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XIII.    DEALING WITH GOVERNMENT OFFICIALS



All dealings with government officials, including, but not limited to lobbying, political contributions to candidates, meetings with government agencies, communications with public officials and contracting with government agencies, shall be done in accordance with all applicable national, state and local laws and regulations in each country in which the Company conducts business.

No employee shall offer or promise a payment or reward of any kind, directly or indirectly, to any federal, state or local government official in order to secure preferential treatment for the Company or its employees.

No employee shall offer or promise a payment or reward of any kind, directly or indirectly, to a federal, state or local government official for or because of an official act performed or to be performed by that official.

No employee shall offer or promise any federal, state or local government official gifts, entertainment, gratuities, meals, lodging, travel or similar items that are designed to influence such official.

It is the policy of the Company to cooperate fully with all legal and reasonable government investigations. Accordingly, Company employees shall comply with any and all lawful requests from government investigators and, consistent with preserving the Company's legal rights, shall cooperate in lawful government inquiries. No employee shall make a false or misleading written or oral statement to a government official with regard to any matter involving a government inquiry into Company matters.

Employees should contact an attorney in the Legal Department when presented with any such government request or inquiry. Employees with questions about contacts with government officials should seek guidance from an attorney in the Legal Department.

Individual employees are free to participate in political activities or make personal political contributions, but may not use Company funds or other resources. No employee may make a political contribution on behalf of the Company without permission from a member of the Corporate Compliance Committee, and then only after an attorney in the Legal Department has affirmed the legality and propriety of such a contribution.

With respect to the Company's operations outside the United States, all employees must comply with the Foreign Corrupt Practices Act. That law generally prohibits the giving of money or other benefits or items of value to a foreign official or political party for the


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purpose of obtaining or retaining business or to otherwise induce the official to give or obtain favorable business treatment for the Company. The law does allow nominal payments to clerical-type personnel in certain circumstances. Any employee considering or asked to make such a payment should consult his or her supervisor and an attorney in the Legal Department in advance. Such payments should be made only if absolutely necessary to obtain or expedite the required service, and any such payments should be accurately and completely recorded in the Company's records.




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XIV.     CONFIDENTIAL INFORMATION



In the normal course of business, there will be instances in which employees may be entrusted with confidential or privileged information. That information most often will involve facts, plans or other aspects of the Company's business that are not in the public domain and will, on occasion, involve information that has been entrusted to the Company by customers, suppliers or others with whom the Company has a relationship.

All employees possessing confidential information regarding the Company or any of its customers or suppliers have a duty not to disclose such information outside the Company or to employees who do not have a need to know such information, except where disclosure is authorized or legally required. Employees possessing confidential information shall not use such information for personal gain.

All employees are expected to comply with the terms and conditions of any and all confidentiality, non-disclosure and patent agreements signed by them when accepting employment.

Questions regarding what is or is not confidential or privileged information should be directed to the employee's supervisor.





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XV.      COMPLIANCE AND REPORTING



The Company has appointed a committee (the "Corporate Compliance Committee") to ensure that this Code and the Company's related policies will govern the business activities of all Company employees. The membership of the Corporate Compliance Committee will consist of senior executives of the Company and will be published from time to time. Any employee who has questions about this Code or how it applies in particular circumstances is encouraged to seek guidance from his or her supervisor, an attorney in the Legal Department or the Corporate Compliance Committee.

Employees should report any suspected noncompliance with these policies to their supervisor, an attorney in the Legal Department or any member of the Corporate Compliance Committee. The Company will promptly undertake an investigation into any report that it receives. The investigation will be sufficient in size and scope to address the report, and will be handled discreetly and with due sensitivity to all persons involved in the investigation. If requested, and to the extent possible, the Company will keep the identity of the reporting employee and all disclosures made in accordance with this Code confidential. No employee will be subject to any disciplinary or retaliatory action for reasonably and in good faith reporting any suspected violation. Submission of knowingly false reports, however, constitutes a violation of this Code and will result in disciplinary action.

Failure to comply with this Code can have severe consequences for both the individuals involved and the Company. The Company will take appropriate disciplinary action for violations of this Code, including termination of employment. Disciplinary action may be taken:

         - Against employees who authorize or participate directly and, in appropriate circumstances, indirectly in actions that are a violation of this Code or any related policies.

         - Against employees who fail to report a violation of this Code or any related policy or who withhold any relevant information concerning a violation of which they became aware.

         - Against the violator's supervisor, to the extent the circumstances of the violation reflect inadequate supervision or lack of diligence.

         - Against any employee who attempts to retaliate, directly or indirectly, or encourages others to do so, against an employee who reports a violation or cooperates with an investigation of such violation.



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If an employee believes that a supervisor to whom a suspected violation has been reported has not taken appropriate action, the employee should contact an attorney in the Legal Department or the Corporate Compliance Committee. The Corporate Compliance Committee can be reached by contacting Robert P. McKinney at (704) 731-1526.

The Board of Directors (and not the Corporate Compliance Committee) is the only body authorized to waive compliance with this Code as it relates to any executive officer or director of the Company. With respect to the Company's Chief Executive Officer and Chief Financial Officer, the Board of Directors also has the authority to investigate (or supervise the investigation of) alleged violations of this Code and to determine the appropriate consequences for violations by such individuals.


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                             ENPRO INDUSTRIES, INC.
                            CODE OF BUSINESS CONDUCT

                             EMPLOYEE CERTIFICATION


I have received a copy of the Company's Code of Business Conduct and have read and understand the Code. I agree that my continued employment is dependent on my compliance with the Company's policies as set forth in the Code. I accept that I have an obligation to report any violation of these policies in the manner set forth in the Code.



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Employee's Signature                       Date


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Employee's Name (Please Print)             Employee Location



Please complete this form and return it to your local Human Resources Department for permanent retention in your personnel file.